LLP - TORONTO - 111 RICHMOND STREET W Consent of Independent Registered Public Accounting Firm We consent to the incorporation in the Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2019 of our report dated May 1, 2019, except for note 3, which is as of March 3, 2020, with respect to the consolidated financial statements of Viemed Healthcare, Inc. included in this Annual Report (Form 10-K) of Viemed Healthcare, Inc. for the year ended December 31, 2018. Chartered Professional Accountants Public Licensed Accountants Toronto, Canada March 3, 2020 SUITE 300, 111 RICHMOND STREET W, TORONTO ON, M5H 2G4 1.877.251.2922  T: 416.596.1711  F: 416.596.7894  MNP.ca